[NAME]

MARCH 15, 2016
RESTRICTED UNITS
AWARD LETTER

The Compensation and Management Succession Committee of the Company's Board of Directors has awarded you:

______ Restricted Units
Grant Date: March 15, 2016

The Restricted Units were awarded pursuant to the Company's long-term incentive plan, and are subject to the terms and conditions contained in the 2016 Restricted Units Provisions set forth in Appendix A to this Award Letter. Appendix A contains provisions regarding the vesting of the Restricted Units, termination of employment, tax withholding, non-solicitation of Company employees and customers, regulatory compliance and other matters, and I encourage you to read it carefully.

Please retain these documents in your personal records.

______________________________________
John D. Johns
Chairman of the Board, President and
Chief Executive Officer of Protective Life
Corporation